Exhibit 99.1

Talon International, Inc. Reports
Third Quarter 2010 Financial Results

LOS ANGELES, Calif. — November 10, 2010 — Talon International, Inc. (OTCBB:TALN), a leading global supplier of zippers, apparel fasteners, trim and interlining products, reported financial results for the third quarter ended September 30, 2010.

Highlights

•	Zipper sales slightly lower in the third quarter than 2009 - 20% higher than 2009 for the first nine months.
•	Income from operations for the first nine months of 2010 - $1.4 million; vs. $0.5 million for the same period in 2009.
•	Recapitalization Agreement completed July 30, 2010 that eliminated $16.7 million in debt in exchange for Series B Convertible Preferred Stock.

Financial Results

“Although the third quarter sales results were a modest disappointment we nevertheless believe the third quarter of 2010 was a major success and a new beginning for growth and profitability.  During the quarter we saw our customers embracing cautious outlooks with regard to retail sales and consequently adopting limited inventory purchase plans for the balance of 2010,” noted Lonnie Schnell, Talon’s CEO. “Despite the softness in the quarter’s revenues we were pleased with our third quarter as we completed a milestone recapitalization of the Company’s debt that greatly enhances our future liquidity and positions the Company to generate quality net earnings in future periods.”

Talon zipper sales were $5.5 million for the quarter ended September 30, 2010, reflecting a decline of 4.9% from the same quarter in 2009.  Global economic weakness continued to drag on consumer confidence and spending, and fueled caution among retailers to avoid excess inventories.  Buying at the wholesale level suffered in the third quarter as these concerns increased.  Talon zipper sales for the nine months ended September 30, 2010 were $20.2 million, an increase of 20% over the first nine months in 2009. Trim product sales totaled $3.7 million for the quarter ended September 30, 2010 reflecting a decline of 18.7% compared to the same quarter in 2009.  For the nine months ended September 30, 2010 Trim product sales were $12.3 million, or just 2.9% below the same period in 2009.  Total sales for the third quarter ended September 30, 2010 totaled $9.3 million or 11.0% lower than the same period in 2009. Total sales for the nine months ended September 30, 2010 were $32.5 million, an increase of $3.0 million or 10.0% compared to the same period in 2009.

The gross profit for the quarter ended September 30, 2010 was $2.7 million or 29.3% of sales as compared to $3.0 million or 28.3% of sales for the same quarter in 2009.  The gross profit percentage improved slightly due mainly to product mix, while the total dollar value of gross profit in the quarter was slightly lower due to the overall sales decline.  For the nine months ended September 30, 2010 gross profit was $9.5 million or 29.2% of sales as compared to $8.5 million or 28.8% for the first nine months of 2009. The $1.0 million increase in gross profit was principally due to the higher year-to-date sales volumes.

Sales and marketing expenses for three months ended September 30, 2010 were $841,000 or 9.1% of sales, as compared to $616,000 or 5.9% of sales for the same period in 2009.  Sales and marketing expenses for the nine months ended September 30, 2010 were $2.3 million or 7.0% of sales as compared to $2.0 million or 6.9% of sales, for the same period in 2009.  Selling costs increased for the three and nine months ended September 30, 2010 as compared to the same period in 2009 principally due to the expansion of our sales force in the U.S. during the third quarter of 2010 offset by lower selling costs in Asia associated with the lower sales volume.

General and administrative expenses for the three months ended September 30, 2010 were $2.0 million or 21.3% of sales as compared with $2.1 million or 20.5% of sales for the same period in 2009. General and administrative expenses for the nine months ended September 30, 2010 were $5.8 million, or 17.8% of sales as compared with $6.0 million or 20.2% of sales, for the same period in 2009. The reduction includes a benefit from the sale of the related party note for $275,000.

For the quarter ended September 30, 2010 a loss from operations of $98,000 was reported as compared to income from operations of $201,000 for the same period in 2009.   For the nine months ended September 30, 2010 the income from operations was $1.4 million as compared to $498,000 for the same period in 2009.

As a result of the Recapitalization Agreement with CVC Capital, LLC completed on July 30, 2010, we reported a loss on the extinguishment of debt in the amount of $571,000 which was recorded during the third quarter and nine months ended September 30, 2010.  Interest expense for the three months ended September 30, 2010 decreased to $161,000; a decline of $523,000 as compared to the same period in 2009. Interest expense in the third quarter was principally associated with the debt to CVC that was fully extinguished at July 30, 2010.  At September 30, 2010 no borrowings or debt associated with this lender were outstanding.  Interest expense for the nine months ended September 30, 2010 decreased by $229,000, as compared to the same period in 2009, to $1.8 million. The provision for income taxes for the three and nine months ended September 30, 2010 was $412,000 and $543,000, respectively.  The provision for income taxes for the quarter and nine months includes a deferred income tax liability accrual in the amount of $568,000 due to a tax basis difference related to our intangible assets. The provision for income taxes for the three and nine months ended September 30, 2009 was $165,000 and $267,000, respectively.

The net loss for the quarter ended September 30, 2010 was $1.2 million compared to a net loss of $647,000 for the same period in 2009. For the nine months ended September 30, 2010 the Company reported a net loss of $1.4 million as compared to a net loss of $1.8 million for the same period in 2009.

The loss attributed to common stockholders for the quarter ended September 30, 2010 was $2.6 million, or $0.13 per share compared to loss of $647,000 or $0.03 per share for the same period in 2009. For the nine months ended September 30, 2010 the Company reported a loss attributed to common stockholders of $2.8 million or $0.14 per share as compared to a loss of $1.8 million or $0.09 per share for the same period in 2009.

Conference Call

Talon International will hold a conference call on Thursday, November 11, 2010, to discuss its third quarter 2010 financial results. Talon’s CEO Lonnie D. Schnell will host the call starting at 4:30 P.M. Eastern Time. A question and answer session will follow the presentation.

To participate in the call, dial the appropriate number 5-10 minutes prior to the start time, request the Talon International conference call and provide the conference ID.

Date: Thursday, November 11, 2010

Time: 4:30 pm Eastern (1:30 pm Pacific)

Domestic callers: 1-800-894-5910

International callers: 1-785-424-1052

Conference ID#: 7TALON

A replay of the call will be available later that evening and will be accessible until December 9, 2010. The replay call-in number is 1-877-870-5176 for domestic callers and 1-858-384-5517 for international. Pin number 12122.

About Talon International, Inc.

Talon International, Inc. is a global supplier of apparel fasteners, trim and interlining products to manufacturers of fashion apparel, specialty retailers, mass merchandisers, brand licensees and major retailers.  Talon manufactures and distributes zippers and other fasteners under its Talon® brand, known as the original American zipper invented in 1893. Talon also designs, manufactures, engineers, and distributes apparel trim products and specialty waistbands under its trademark names, Talon, Tag-It and TekFit, to major apparel brands and manufacturers including Wal-Mart, Kohl’s, J.C. Penney, Victoria’s Secret, Tom Tailor, Abercrombie and Fitch, Polo Ralph Lauren, Phillips-Van Heusen, Reebok and Juicy Couture. Talon has offices and facilities in the United States, United Kingdom, Hong Kong, China, and Bangladesh.

Company Contact

Talon International, Inc.
Rayna Hernandez
Tel (818) 444-4128
raynah@talonzippers.com

TALON INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Net sales	$9,277,334	$10,426,764	$32,485,666	$29,526,283
Cost of goods sold	6,563,278	7,476,061	22,995,680	21,029,966
Gross profit	2,714,056	2,950,703	9,489,986	8,496,317

Sales and marketing expenses	840,779	616,000	2,285,132	2,034,814
General and administrative expenses	1,971,458	2,133,795	5,780,968	5,963,720
Total operating expenses	2,812,237	2,749,795	8,066,100	7,998,534

Income (loss) from operations	(98,181)	200,908	1,423,886	497,783

Interest expense, net	160,765	683,501	1,752,783	1,981,539
Loss on extinguishment of debt	570,915	-	570,915	-
Loss before provision for income taxes	(829,861)	(482,593)	(899,812)	(1,483,756)
Provision for income taxes	412,305	164,563	543,321	267,073
Net loss	$(1,242,166)	$(647,156)	$(1,443,133)	$(1,750,829)

Returns to Preferred Stockholders:
Series B Preferred Stock original issue discount	(903,172)	-	(903,172)	-
Series B Preferred Stock Dividends	(445,511)	-	(445,511)	-
Loss attributable to common stockholders	$(2,590,849)	$(647,156)	$(2,791,816)	$(1,750,829)

Loss per share:
Loss attributable to common stockholders	$(2,590,849)	$(647,156)	$(2,791,816)	$(1,750,829)
Weighted average number of common shares outstanding - Basic and diluted	20,291,433	20,291,433	20,291,433	20,291,433

Basic and diluted net loss per share	$(0.13)	$(0.03)	$(0.14)	$(0.09)

TALON INTERNATIONAL, INC.

CONSOLIDATED BALANCE SHEETS

	September 30, 2010	December 31, 2009
	(Unaudited)
Assets
Current Assets:
Cash and cash equivalents	$2,016,648	$2,264,606
Accounts receivable, net	2,858,307	3,021,642
Inventories, net	1,279,391	1,679,302
Prepaid expenses and other current assets	354,283	240,554
Total current assets	6,508,629	7,206,104

Property and equipment, net	1,741,761	2,280,586
Intangible assets, net	4,110,751	4,110,751
Other assets	413,962	236,386
Total assets	$12,775,103	$13,833,827

Liabilities, Preferred Stock and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$4,578,047	$46,337,368
Accrued director’s fee	399,825	426,125
Other accrued expenses	1,399,850	2,252,534
Revolver note payable	-	4,988,988
Term notes payable, net of discounts	-	9,876,114
Notes payable to related parties	272,867	265,871
Other notes and current portion of capital lease obligations	68,745	115,336
Total current liabilities	6,719,334	24,262,336

Capital lease obligations, net of current portion	19,049	23,477
Deferred income tax	568,467	-
Other liabilities	697,515	726,875
Total liabilities	8,004,365	25,012,688

Series B Convertible Preferred Stock, $0.001 par value; 407,160 shares authorized, issued and outstanding at September 30, 2010	17,152,196	-

Stockholders’ Equity (Deficit):
Series A Preferred Stock, $0.001 par value; 250,000 shares authorized; no shares issued or outstanding	-	-

Common stock, $0.001 par value, 100,000,000 shares authorized; 20,291,433 shares issued and outstanding at September 30, 2010 and December 31, 2009	20,291	20,291
Additional paid-in capital	56,693,948	55,070,568
Accumulated deficit	(69,135,825)	(66,344,009)
Accumulated other comprehensive income	40,128	74,289
Total stockholders’ equity (deficit)	(12,381,458)	(11,178,861)
Total liabilities, preferred stock and stockholders’ equity (deficit)	$12,775,103	$13,833,827